Exhibit 99.1

eMagin Corporation Reports Preliminary Fourth-Quarter 2022 Results

Company Anticipates Total Fourth-quarter Revenues in Range of $8.1 Million to $8.3 Million

Company Anticipates Increased Fourth-quarter Product Revenues in Range of $7.6 Million to $7.8 Million

Delivery of Advanced, Production-capable, Direct-patterning dPdTM  Tool Expected in Q2 2023

HOPEWELL JUNCTION, N.Y. – January 12, 2023– eMagin Corporation, or the “Company”, (NYSE American: EMAN),  a leader in the development, design, and manufacture of high-resolution micro-OLED displays for virtual and augmented reality solutions, today announced its preliminary revenues for the fourth quarter of 2022 and 2022 year-end sales backlog.

The Company’s product revenue for the fourth quarter is expected to be in the range of $7.6 million to $7.8 million, representing a  9% to 11% increase from the fourth quarter of 2021, and a  9% to 11% sequential increase from the third quarter of 2022. The Company’s contract revenue for the fourth quarter is expected to be approximately $0.5 million, compared with $0.2 million in the fourth quarter of 2021. Total revenue for the fourth quarter is expected to be in the range of $8.1 million to $8.3 million, compared with total revenue of $7.2 million for the fourth quarter of 2021.

“We expect to end the year with a positive fourth-quarter book-to-bill ratio on strong fourth-quarter bookings that exceeded $7.8 million, positioning us well for the year ahead,” said eMagin CEO Andrew G. Sculley. “Highlights included a $1.6 million order for a military aviation program and a $1.0 million order from an eye care customer. These orders contributed to total year-end backlog of open orders of $16.7 million, 89% of which is shippable during 2023.”

“Our fourth-quarter growth reflects a continuation of our upward trend in manufacturing yields, production throughput, and overall operating effectiveness,” said eMagin CFO Mark Koch. “Moreover, Q4 2022 was the fifth consecutive quarter in which eMagin achieved year-over-year growth in product revenues and achieved quarterly product revenue levels exceeding $7 million.”

As of December 31, 2022, the Company’s backlog of open orders scheduled for delivery over the next 12 months was approximately $14.8 million, an increase of 7% from the 2021 year-end backlog of $13.8 million. As of December 31, 2022, the Company had cash of approximately $4.2 million, compared with cash of $3.9 million as of September 30, 2022 and $5.7 million as of December 31, 2021. The Company’s revolving credit loan balance was approximately $0.9 million on December 31, 2022, compared with $0.7 million on September 30, 2022 and $2.0 million as of December 31, 2021.

As previously announced, the Company has placed orders for all of the advanced OLED manufacturing equipment provided under its $34 million in Defense Production Act Title III funding and $5 million in IBAS funding grants. The Company has already integrated several major pieces of equipment into its production line and anticipates delivery of an advanced, production-capable, dPd organic deposition tool that is expected to improve yield and throughput of this proprietary technology in the second quarter of 2023.

About eMagin Corporation
eMagin is the leader in OLED microdisplay technology, enabling the visualization of digital information and imagery for world-class customers in the military, consumer, medical and industrial markets. The

Company invents, engineers, and manufactures display technologies of the future and is the only manufacturer of OLED displays in the United States. eMagin's Direct Patterning Technology (dPd™) will transform the way the world consumes information. Since 2001, eMagin's microdisplays have been used in AR/VR, aircraft helmets, heads-up display systems, thermal scopes, night vision goggles, future weapon systems and a variety of other applications. For more information, please visit www.emagin.com.

Forward-Looking Statements and Statement on Preliminary Results

The foregoing information reflects management’s estimate with respect to total revenues and other financial metrics including backlog, cash and borrowing availability, based on currently available information, which is preliminary and unaudited, is not a comprehensive statement of eMagin’s financial results and is subject to completion of the Company’s financial closing procedures. The final results that will be issued upon completion of the Company’s closing procedures may vary from these preliminary estimates.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including those regarding eMagin Corporation’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company’s most recent filings with the SEC. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in eMagin’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, and in any Form 10-Q filed by eMagin, and in other documents we file with the SEC from time to time.

Source: eMagin Corporation

eMagin Corporation
Mark A. Koch
Chief Financial Officer
845-838-7951
mkoch@emagin.com

Sharon Merrill Associates, Inc.

Nicholas Manganaro

Vice President

617-542-5300
eman@investorrelations.com